Exhibit 10.4


                     INDEMNIFICATION AGREEMENT AND RELEASE


         THIS INDEMNIFICATION AGREEMENT AND RELEASE (this "Agreement") is made and entered into as of the 12th day of September 2002, by and between TEL electronics, inc., a Utah corporation ("Electronic"), and TELS Corporation, a Utah corporation ("TELS").

                                    Premises

         WHEREAS, TELS and John L. Gunter entered into that certain Split-Off Agreement dated as of July 27, 2001, pursuant to which TELS transferred to Gunter all shares of capital stock of Electronic and Gunter assumed certain obligations of TELS; and

         WHEREAS, TELS has or will this day consummate and complete the transactions contemplated by that certain Agreement and Plan of Reorganization among TELS, TELS Merger Co., and Strategic Futures and Options, Inc. ("Strategic"), dated as of August 16, 2002 (the "Reorganization Agreement"); and

         WHEREAS, the Reorganization Agreement generally provides that prior to or concurrently with closing of the transactions contemplated thereby, the liabilities of TELS, contingent or otherwise, shall be eliminated; and

         WHEREAS, Strategic has requested that Electronic indemnify, release, and hold TELS harmless from certain liabilities, including all current liabilities of TELS and liabilities pertaining to the prior operations of Electronic during the time it was a wholly owned subsidiary of TELS; and

         WHEREAS, Gunter, the sole shareholder of Electronic, is an executive officer, director, and principal shareholder of TELS and will benefit personally from the transactions contemplated by the Reorganization Agreement; and

         WHEREAS, the parties desire to enter into this Agreement to provide for the indemnification and release of TELS by Electronic in the manner requested by Strategic;

                                    Agreement

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Electronic and TELS agree as follows:

         1. Indemnification. Electronic agrees to indemnify, release, and hold TELS harmless from and against any and all claims, demands, costs, expenses (including reasonable attorney's fees), liabilities, obligations, and causes of action of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, now existing or hereafter arising, from or in connection with the following: (i) the age discrimination claim and related proceedings initiated by Ronald Haller against TELS (the "Haller Claim"), including the $10,000 deductible payable under TELS insurance policy; (ii) the Section 401(k) employee benefit plan that was transferred to Electronic by TELS; (iii) the sublease agreement between TELS and LSI Corporation pertaining to certain office and warehouse space in California; (iv) the environmental clean-up plan effected under the direction of the City of Santa Clara, California with respect to the premises located at 2140 Alfred Street, Santa Clara, California 95112; (v) any and all amounts owing from TELS to Electronic, whether billed or unbilled, accrued or unaccrued, which amounted to $144,436 as of June 30, 2002, as reported in TELS quarterly report on Form 10-QSB for the quarter ended on such date; (vi) any and all expenses of TELS incurred through and including the date hereof (including expenses billed subsequent to the date hereof that relate to goods or services provided on or prior to the date hereof), including but not limited to all amounts payable to Ray, Quinney & Nebeker, Tanner & Company, and American Stock Transfer; and (vii) claims arising from or pertaining to the day-to-day business operations of Electronic, including the design, development, marketing and sale of its products and the employment of its workforce. In connection with the foregoing indemnification, TELS agrees to transfer, assign and pay to Electronic any and all amounts it may receive from its employee practices insurance policy and the amount of any security deposit it receives from the landlord under the master lease pertaining to the premises that were subsequently subleased to LSI Corporation.

         2. ATTORNEYS' FEES. In the event either party initiates or defends any legal action or proceeding in any way connected with this Agreement, the prevailing party in any such action or proceeding (in addition to any other relief which may be granted, whether legal or equitable), shall be entitled to recover from the losing party in any such action or proceeding its reasonable costs and attorney's fees (including, without limitation, its reasonable costs and attorney's fees on any appeal). All such costs and attorney's fees shall be deemed to have accrued on commencement of any legal action or proceeding and shall be enforceable whether or not such legal action or proceeding is prosecuted to judgment.

         3. Miscellaneous. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, transferees and assigns. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and may only be modified by a subsequent writing executed by both Parties. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the state of Utah. The individuals executing this Agreement represent and warrant that they have the power and authority to do so, and to bind the entities for whom they are executing this Agreement.

         DATED as of the date first above written.

                           Electronic:      TEL electronic inc.
                                            a Utah corporation


                                            By  /s/ John L. Gunter
                                              ---------------------------------
                                               John L. Gunter, President
                                               President

                           TELS:            TELS Corporation
                                            a Utah corporation


                                                  /s/ John L. Gunter
                                              ---------------------------------
                                               John L. Gunter, President